Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of YD Bio Limited of our report dated April 30, 2025, with respect to our audits of the consolidated financial statements of YD Biopharma Limited and subsidiary (collectively the “Company”) as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024 included in YD Bio Limited’s Registration Statement on Form F-1 (No. 333-290471).

/s/ ARK Pro CPA & Co

ARK Pro CPA & Co

Hong Kong, China

January 2, 2026